FORM 8-K

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Act of 1934

Date of Report (Date of earliest event reported): November 14, 2013

FIRST CHOICE HEALTHCARE SOLUTIONS, INC.

(Exact Name of Issuer as specified in its charter)

Delaware	000-53012	90-0687379
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

709 S. Harbor City Blvd., Suite 250, Melbourne, FL 32901

 (Address of principal executive offices including zip code)

(321) 725-0090

 (Registrant's telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Item 1.01 Entry into a Material Definitive Agreement

Debenture and Warrant Transaction

On November 8, 2013, First Choice Healthcare Solutions, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with Hillair Capital Investments L.P. ("Hillair") whereby the Company issued and sold (the “Debenture and Warrant Transaction”) to Hillair (i) a $2,320,000, 8% Original Issue Discount Convertible Debenture due December 28, 2013, subject to extension through November 1, 2015 (the “Debenture”), and (ii) a Common Stock Purchase Warrant (the “Warrant”) to purchase up to 2,320,000 shares of the Company’s common stock (the “Common Stock”). The closing of the Debenture and Warrant Transaction occurred on November 8, 2013 (“Original Issue Date”).

The Company issued to Hillair the Debenture and the Warrant for the purchase price of $2,000,000. At any time after the Original Issue Date until the Debenture is no longer outstanding, the Debenture shall be convertible, in whole or in part, into shares of Common Stock at the option of Hillair, subject to certain conversion limitations set forth in the Debenture. The Company, however, has reserved the right to pay the Debenture in cash. The conversion price for the Debenture is initially $1.00 per share, subject to adjustment upon certain events, as set forth in the Debenture. Hillair may not convert the Debenture into shares of common stock below $1.00 per share provided the Company abides by the conditions set forth in the Debenture, including, but not limited to, that the Company has not issued any securities below $1.00 per share and is able to pay all of its financial obligations in cash.

Interest on the Debenture accrues at the rate of 8% annually and is payable quarterly on August 1, November 1, February 1, and May 1, beginning on August 1, 2014, on any redemption, conversion and at maturity. Interest is payable in cash or at the Company’s option in shares of the Company’s common stock; provided certain conditions are met. Commencing on February 1, 2015, the Company will be obligated to redeem a certain amount under the Debenture on a quarterly basis, in an amount equal to 580,000, plus accrued but unpaid interest and any other amounts then owed to the holder of the Debenture as further set forth therein on each of February 1, 2015, May 1, 2015, August 1, 2015 and November 1, 2015 (the “Required Redemption Amount”) for each quarter, until the Debenture’s maturity date of November 1, 2015.

Commencing six (6) months after November 8, 2013, the Company may elect to prepay, without penalty, any portion of the principal amount of the Debenture, subject to providing advance notice to the holder of the Debenture, at 120% of the then outstanding principal amount of the Debenture, plus accrued but unpaid interest and any other amounts then owed to the holder of the Debenture as further set forth therein, subject to certain conditions set forth in the Debenture.

The Warrants may be exercised at any time on or after November 8, 2013 and on or prior to the close of business on June 27, 2017, at an exercise price of $1.35 per share, subject to adjustment upon certain events. The Warrant contains full anti-dilution protective provisions as described therein.

To secure the Company’s obligations under the Debenture, the Company granted Hillair a security interest in certain of its and its subsidiaries’ assets in the Company as described in the Security Agreement. In addition, certain of the Company’s subsidiaries agreed to guarantee the Company’s obligations pursuant to the Subsidiary Guarantees.

On November 13, 2013, the Company issued a press release regarding the Debenture and Warrant Transaction. A copy of the press release is attached hereto as Exhibit 99.1, which is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. The information in Exhibit 99.1 shall not be incorporated by reference into any filing under the Securities Exchange Act of 1934 or the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such a filing.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference herein.

Item 3.02 Unregistered Sales of Equity Securities.

See Item 1.01 above, which disclosures are incorporated herein by reference.

The issuance of the securities described above was completed in accordance with the exemption provided by Section 4(2) of the Securities Act of 1933, as amended.

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Description
4.1	Form of 8% Original Issue Discount Secured Convertible Debenture

4.2	Form of Common Stock Purchase Warrant

10.1	Form of Securities Purchase Agreement

10.2	Form of Security Agreement

10.3	Form of Subsidiary Guarantee

99.1	Press Release dated November 13, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

FIRST CHOICE HEALTHCARE SOLUTIONS, INC.
Dated: November 14, 2013
	By:	/s/ Christian Romandetti
Christian Romandetti
Chief Executive Officer